Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP to Acquire Oil and Gas Properties, Announces Distribution Increase, Borrowing Base Increase and Updated 2013 Guidance

HOUSTON, TEXAS, March 18, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has signed a definitive agreement to acquire certain oil and gas producing properties in East Texas and North Louisiana from its sponsor, Memorial Resource Development LLC, for a purchase price of $200 million, which includes $4 million of net working capital and other customary purchase price adjustments. The transaction will have an effective date of January 1, 2013 and is expected to close in March 2013. Terms of the transaction were approved by the Board of Directors of the general partner of MEMP and by the Board’s conflicts committee, which is comprised entirely of independent directors.

Subject to the closing of this transaction, the Board of Directors of MEMP’s general partner approved an increase in the distribution rate to $0.5125 per unit for the first quarter of 2013. This distribution rate will represent an annualized amount of $2.05 per unit and a 7.9% increase over the annualized minimum quarterly distribution of $1.90 per unit, as well as a 1.0% increase over the fourth quarter annualized distribution of $2.03 per unit.

The acquired properties represent additional working interests in MEMP’s existing 697 gross (196 net) wells located in the Carthage, Minden, and Spider fields in Rusk and Panola Counties in East Texas and DeSoto Parish in North Louisiana. MEMP will operate approximately half of the producing wells and 80% of the PDP reserves.

Transaction Highlights

•	Expected to be immediately accretive to distributable cash flow

•	Third-party estimated net proved reserves of 162 Bcfe (65% proved developed)

•	December net production of approximately 21 MMcfe/d (66% natural gas and 34% liquids)

•	Proved reserve to production ratio of 21 years

•	Assets exhibit a stable long-lived production profile with a projected average annual proved developed producing decline rate of approximately 8%

•	Approximately 68,758 gross (29,778 net) acres, over 99% of which is held by production

•	Assets have high operating margins and moderate capital expenditure requirements

•	Significant percentage of acquired production is hedged through 2018

•	Revising 2013 EBITDA guidance range to $154 - $158 million from the previously announced $120 - $124 million

•	Revising 2013 Distributable Cash Flow guidance range to $98 - $104 million from the previously announced $78 - $82 million

John A. Weinzierl, Chairman, President and Chief Executive Officer of the general partner of MEMP, commented, “We are pleased to announce another acquisition consistent with our proven strategy of acquiring mature, long-life producing properties. These assets strengthen MEMP’s core operating areas in East Texas and North Louisiana and provide MEMP with a significant inventory of low cost development opportunities. Approximately 67% of our pro forma proved reserves will be located in East Texas and North Louisiana. Additionally, we are excited to announce, subject to the closing of this transaction, a distribution rate increase to $0.5125 per unit for the first quarter of 2013.”

Acquired Reserves

The following are the third-party estimated total proved reserves attributable to the oil and gas properties to be acquired in this transaction as of December 31, 2012.

	Oil	NGL	Gas	Total
	(MBbl)	(MBbl)	(MMcf)	(MMcfe)
PDP	1,013	4,443	64,174	96,909
PDNP	57	420	5,803	8,662
PUD	413	2,929	36,727	56,775

Total Proved	1,482	7,791	106,704	162,345

Financial Highlights

In conjunction with the closing of this transaction, MEMP has secured commitments from its bank group to expand its borrowing base to $580.0 million from the previous $460.0 million under its $1.0 billion multi-year revolving credit facility consisting of 17 participating banks, subject to final documentation. MEMP has the ability to finance this transaction through borrowings under its revolving credit facility and a second lien facility for which it has received lender approval. MEMP may also seek an interim redetermination of its borrowing base prior to its next scheduled redetermination in October 2013 for any future acquisitions.

Hedging Update

As part of this transaction, MEMP will acquire commodity hedges that cover approximately 45% of acquired PDP volumes through 2015. In addition, MEMP will acquire interest rate hedges for a notional principal amount of $75.0 million extending through April 2014 at a fixed annual LIBOR rate of 1.51%.

Consistent with its hedging policy, MEMP has layered on incremental commodity hedges that, together with the acquired hedges, cover up to 85% of projected production volumes related to this transaction through 2018. The acquired and incremental commodity hedges represent total gas volumes of 23.5 Bcf for the period 2013 – 2018 at a weighted average fixed price of $4.60; total oil volumes of 228,600 Bbls for the period 2013 – 2016 at a weighted average fixed price of $88.82 and 591,250 Bbls of NGLs for the period 2013 – 2014 at an average fixed price of $35.58.

The following table, pro forma for this transaction, reflects the percentage volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. The targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2013 updated full year guidance.

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.55	$4.48	$4.42	$4.51	$4.33	$4.67
Percent of target production hedged	91%	87%	77%	71%	65%	61%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$103.19	$98.09	$95.65	$93.31	$90.99	$90.66
Percent of target production hedged	79%	84%	78%	71%	66%	54%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$42.85	$42.00	—	—	—	—
Percent of target production hedged	59%	56%	—	—	—	—

Wtd Avg Fixed/Floor Price Per Mcfe	$6.77	$6.73	$6.64	$6.63	$6.44	$6.46
Percent of Target Production Hedged	82%	80%	62%	57%	52%	48%

Additional information regarding MEMP’s hedging program can be found on MEMP’s website www.memorialpp.com, under the Investor Relations section.

Updated 2013 Guidance

The updated 2013 guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s updated 2013 guidance is based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It also reflects the impact of forecasted growth capital spending and assumes the completion of the pending transaction. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2013 Guidance

Annual Production (Bcfe)	37– 39
Adjusted EBITDA ($MM)(1)	$154 – $158
Distributable Cash Flow ($MM)(1)	$98 – $104
DCF Coverage	1.15x – 1.25x
Maintenance Capex ($MM)	$37.2
Growth Capex ($MM)	$40 – $50

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Operations Update

In 2012, MEMP participated in the drilling and completion of 6 horizontal development wells targeting the liquids rich Cotton Valley formation. All of these wells were located in East Texas and North Louisiana, none of which were dry holes, for a success rate of 100%. Working interests in the wells averaged approximately 28%. MEMP met its 2012 production guidance, averaging 67.2 MMcfe/d, an increase of 16% over 2011 average production of 58.0 MMcfe/d. Total capital expenditures for the full year 2012 were $32.5 million and total maintenance capital expenditures were $14.8 million.

MEMP’s capital spending program in 2013 is expected to be approximately $77 to $87 million, after giving effect to the assumed capital expenditures relating to the properties to be acquired in the pending transaction. MEMP anticipates spending approximately 65% of the capital program in East Texas / North Louisiana, 32% in California and 3% in South Texas, primarily on drilling, recompletions and capital workovers. The capital program in East Texas and North Louisiana will be focused on 14 or more horizontal Cotton Valley new drills in various fields. MEMP also anticipates upgrading its California facilities and drilling six additional operated wells from the Beta platforms. MEMP expects the balance of its capital budget will primarily be spent on recompletions and capital workovers in its South and East Texas areas.

East Texas / North Louisiana

MEMP continues to be encouraged by its drilling success in targeted liquids rich gas wells in the Cotton Valley formations of Carthage, East Henderson and Terryville fields. Assuming the consummation of the pending transaction, 2013 capital plans include drilling and completing 14 or more gross wells in East Texas and North Louisiana. Depending on the field, rates of return on these wells are expected to range from 50% to greater than 100% and working interests range from approximately 3% to 100%. Timing of the new wells is anticipated to be spaced throughout the year. Total capital expenditures in East Texas / North Louisiana for 2013 are expected to be approximately $53 million.

South Texas

MEMP plans to continue pursuing a capital workover program on its extensive legacy assets. The capital workover program initiated in mid-2012 resulted in the completion of 34 well projects by year-end with an aggregate $2.8 million capex spend and a projected 100% rate of return.

California

MEMP closed the Beta acquisition and took over operations in December 2012 with production averaging approximately 3,909 gross (1,548 net) Bbls/d for the month. As previously announced, capital plans for 2013 include drilling and completing six operated wells from the Beta platforms and a number of facility upgrades, including the installation of an offshore power cable that will result in reduced operating costs and air emissions. Total capital expenditures for California in 2013 are expected to be approximately $26 million.

In January 2013, MEMP temporarily shut in the Eureka platform for 26 days to allow for maintenance and inspection services on segments of the Eureka and Elly platform piping systems. During this downtime, MEMP was able to accelerate several maintenance and inspection projects that were previously scheduled for this summer, including production vessel clean outs and the smart pigging of the inter-platform flow lines. Downtime for maintenance and inspection is taken into consideration in MEMP’s budget projections as it is a prudent and practical part of platform facility operations. The production impact of the shut-in was approximately 72 MBbls gross (28 MBbls net). The shut-in volumes represent less than 1% of the mid-point of MEMP’s updated 2013 production guidance. Eureka was returned to production on February 1. Production volumes for the six weeks since February 1 have been in-line with previous daily volumes, averaging 3,885 gross (1,538 net) Bbls/d.

(1)

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. In addition, the estimates of reserves in this press release are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from those that were used in MEMP’s 2012 Annual Report on Form 10-K.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distribution on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

2013 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2013 Adjusted EBITDA Guidance

(In millions)	Low	High
	For Year Ended	For Year Ended
	December 31, 2013	December 31, 2013
Calculation of Adjusted EBITDA:
Net income	$80	$84
Interest expense	16	16
Net operating cash flow from acquisitions, effective date through closing date	—	—
Depletion, depreciation, and amortization	58	58

Adjusted EBITDA	$154	$158

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$138	$142
Changes in working capital	—	—
Net operating cash flow from acquisitions, effective date through closing date	—	—
Interest expense	16	16

Adjusted EBITDA	$154	$158

Contact:

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com